Exhibit 5.1

October 2, 2015

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 2,727,601 shares of common stock, par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). The Shares are issuable upon exercise of units of limited partnership interests of Wheeler REIT, L.P. The Registration Statement relates to the proposed offer and sale of the Shares by the selling shareholders identified in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as the Company’s counsel and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) certificates of public officials and of representatives of the Company and (iii) such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion. We have assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform to the originals thereof, (iv) each individual executing any of the documents submitted to us is duly authorized to do so, (v) the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer, issuance and sale of the securities thereunder), and (vi) any applicable prospectus or prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Company is validly existing and in good standing under the laws of the State of Maryland; and

2.	the Shares have been duly authorized and, when issued and delivered in the manner described in the Registration Statement against payment therefor, will be validly issued, fully paid and non-assessable.

Williams Mullen Center | 200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218 williamsmullen.com

T 804.420.6000 F 804.420.6507 DC NC VA | A Professional Corporation

October 2, 2015

The opinions set forth above are limited in all respects to the application of the law of the State of Maryland as in effect on the date hereof. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN